Exhibit (d)(42)

AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT BETWEEN
TRANSAMERICA ASSET MANAGEMENT, INC. AND
CRAMER, ROSENTHAL, MCGLYNN, LLC

THIS AMENDMENT is made as of October 1, 2009 to the Investment Subadvisory Agreement dated as of April 20, 2001, as amended (the “Agreement”), between Transamerica Asset Management, Inc. (“TAM”) and Cramer, Rosenthal, McGlynn, LLC (the “Sub-Adviser”).

In consideration of the mutual covenants contained herein, the parties agree as follows:

Schedule B to the Investment Subadvisory Agreement dated April 20, 2001, as amended, is hereby deleted entirely and replaced with the following:

Schedule B

The Sub-Adviser shall be compensated for its services under this Agreement on the basis of the below-described annual fee schedule. The fee schedule shall only be amended by agreement between the parties.

Fee Schedule

0.40% of average daily net assets*

*

Net assets are equal to the market value of the Portfolio. TAM shall pay the Sub-Adviser out of the advisory fee it receives with respect to Transamerica Partners Mid Value Portfolio, and only to the extent thereof, as promptly as possible after the last day of each month.

Sub-Adviser agrees that if at any time during the term of this Subadvisory Agreement, Sub-Adviser offers another of its clients a lower fee than the fee set forth in this Schedule B for the management of a similarly structured Mid-Cap portfolio or Mid-Cap fund then TAM will also be charged the lower rate. TAM will benefit from the lower rate from the first day that it is in effect for such other similarly structured Mid-Cap portfolio or fund. It is understood and agreed by both Sub-Adviser and TAM that this final paragraph of Schedule B is applicable solely to Transamerica Partners Mid Value Portfolio and not to any other fund/assets which Sub-Adviser may manage in the future on TAM’s behalf.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples

Name:	Christopher A. Staples
Title:	Senior Vice President

CRAMER, ROSENTHAL, MCGLYNN, LLC

By:

Name:
Title:

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